Exhibit 99.1

FOR IMMEDIATE RELEASE APRIL 20, 2000

                     COX COMMUNICATIONS ANNOUNCES CLOSING OF
                  EXCHANGEABLE SUBORDINATED DISCOUNT DEBENTURES

         ATLANTA -- Cox Communications, Inc. (NYSE:COX) today announced consummation of the offering of Exchangeable Subordinated Discount Debentures due 2020 resulting in net proceeds of approximately $682.5 million ("Discount Debentures"). The aggregate principal amount at maturity of the Discount Debentures amounts to approximately $1.6 billion. Credit Suisse First Boston and Merrill Lynch & Co. acted as joint book-running managers for the offering.

         Prior to April 19, 2002, the Discount Debentures are exchangeable at the option of the holder for cash in an amount based on the value of the underlying reference property, which are initially shares of Sprint PCS stock. On or after that date, the Discount Debentures can be exchanged by the holders for, at Cox's option, cash, the underlying reference property or a combination of both. A more detailed description of the terms of the Discount Debentures and the offering is available in the final prospectus supplement, dated April 13, 2000, as supplemented and filed with the SEC on April 18, 2000. The Discount Debentures are listed and traded on the New York Stock Exchange (NYSE) under the trading symbol "COX DC20".

         Cox Communications, Inc. serves approximately 6 million customers nationwide, making it the nation's fifth largest cable television company. A full-service provider of telecommunications products, Cox offers an array of services, including cable television under the Cox Cable brand; local and long distance telephone services under the Cox Digital Telephone brand; high-speed Internet access under the brands Cox@Home, Road Runner and Cox Express; advanced digital video programming services under the Cox Digital Cable brand; and commercial voice and data services via Cox Business Services. Cox is an investor in telecommunications companies including Sprint PCS and Excite@Home, as well as programming networks including Discovery Channel, The Learning Channel, Outdoor Life and Speedvision. More information about Cox Communications can be accessed on the Internet at www.cox.com.
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Contact: Amy Cohn
                  404/843-5769